ARTICLES OF MERGER

MERGING

CHARMED HOMES SUBSIDIARY, INC.

INTO

INTELASIGHT, INC.

Pursuant to the provisions of the Nevada Business Corporation Act (the "Nevada Act") and the Washington Business Corporation Act (the "Washington Act"), the undersigned companies adopt the following Articles of Merger for the purpose of merging Charmed Homes Subsidiary, Inc. into IntelaSight, Inc.

The following Articles of Merger were approved by the shareholders of each of the undersigned companies in the manner prescribed by the Nevada Act and Washington Act:

ARTICLE I.

MERGER

A.           IntelaSight, Inc., formed under the laws of the state of Washington ("Iveda"), into which Charmed Homes Subsidiary, Inc. ("Charmed" or "Disappearing Company"), formed under the laws of the state of Nevada, is hereby merged, on the effective date of the merger, shall be the corporation to survive the merger and the name under which the corporation will continue is "IntelaSight, Inc."  Said corporation, hereinafter sometimes called the "Surviving Corporation," shall be governed by the laws of the state of Washington.  Its principal office will be located at 1201 South Alma School Road, Suite 4450, Mesa, Arizona 85201.  Iveda and Charmed are sometimes referred to herein as the "Constituent Companies."

B.           Executed counterpart copies of these Articles of Merger and such supporting documents as are required shall be filed as promptly as possible with the Secretary of State of Nevada and the Secretary of State of Washington in accordance with the Merger Agreement entered into among the Constituent Companies, Charmed Homes Inc. and certain shareholders, dated as of January 8, 2009 (the "Merger Plan").  Five o'clock p.m. (5:00 p.m.) Pacific Time on the date of the filing with the Secretary of State of Washington of these Articles of Merger shall be the effective time of the merger and is hereinafter referred to as the "Effective Date."

C.           The Merger Plan was adopted by the Board of Directors and approved by the shareholders of Charmed in the manner prescribed by NRS 92A.120; and was adopted by the Board of Directors and approved by the shareholders of Iveda in the manner prescribed by RCW 23B.11.030.

D.           From the Effective Date, the merger shall have the effects provided under Nevada and Washington law.  Without limiting the generality of the foregoing, upon the Effective Date the separate existence of Charmed shall cease, and Charmed shall be merged with and into Iveda.  Iveda shall be the Surviving Corporation and the Surviving Corporation, without further deed or action, shall possess all assets and property of every description, and every interest herein wherever located and all rights, privileges, immunities, powers, franchises and authority (of a public as well as of a private nature) of each of the Constituent Companies and all obligations belonging to or due each of the Constituent Companies.  Title to any real estate or any interest therein, vested in each Constituent Company, shall not revert or in any way be impaired by reason of the merger.  The Surviving Corporation shall be liable for all of the obligations of each Constituent Company, including liability to dissenting shareholders.  Any claim existing, or action or proceeding pending, by or against any Constituent Company may be prosecuted to judgment, with right of appeal, as if the merger had not taken place, or the Surviving Corporation may be substituted in place of Charmed.  The Surviving Corporation further agrees that it will promptly pay to the dissenting shareholders of Charmed the amount, if any, to which they shall be entitled under the provisions of the Nevada Act with respect to the rights of dissenting shareholders.  All rights of creditors of each Constituent Company shall be preserved unimpaired, and all liens upon the property of any Constituent Company shall be preserved unimpaired, but only on the property affected by such liens immediately before the Effective Date.  Whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the Surviving Corporation, the officers of the respective Constituent Companies shall execute, acknowledge and deliver such instruments and do such acts as may be necessary or required.  For such purposes, the existence of the Constituent Companies and the authority of their respective officers and directors are continued, notwithstanding the merger.

ARTICLE II.

ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

From and after the Effective Date, the Articles of Incorporation of Iveda, as recorded in the office of the Secretary of State of Washington at the Effective Date, shall be and become the Articles of Incorporation of the Surviving Corporation, until further amended pursuant to the provisions of the Washington Act.

ARTICLE III.

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

A.           As of the Effective Date, the officers of the Surviving Corporation, who shall hold office until their successors shall have been elected or appointed and shall have been qualified, or as otherwise provided in its Bylaws, are as follows:

President/CEO	David Ly
Interim CFO/Treasurer Secretary/Senior VP	Bob Brilon Luz Berg

The officers of the Surviving Corporation and their number may be changed from time to time as provided by the Washington Act and the Bylaws of the Surviving Corporation.

B.           As of the Effective Date, the directors of the Surviving Corporation, who shall hold office until their successors shall be duly elected or appointed shall be David Ly (Chairman), Greg Omi, and Jody Bisson.  The directors of the Surviving Corporation and their number may be changed from time to time as provided by the Washington Act and the Bylaws of the Surviving Corporation.

C.           The first annual meeting of the shareholders of the Surviving Corporation after the Effective Date shall be the next annual meeting provided by the Bylaws of the Surviving Corporation.

D.           If, on or before the Effective Date, a vacancy shall for any reason exist in the Board of Directors of the Surviving Corporation, or in any of the offices, such vacancy shall hereafter be filled in the manner provided in the Articles of Incorporation of the Surviving Corporation or in its Bylaws.

ARTICLE IV.

BYLAWS OF SURVIVING CORPORATION

From and after the Effective Date, the present Bylaws of Iveda shall be and become the Bylaws of the Surviving Corporation until the same shall be altered, amended or repealed, or until new Bylaws shall be adopted, in accordance with the provisions of the Washington Act, the Bylaws and the Articles of Incorporation of the Surviving Corporation.

ARTICLE V.

CONVERSION OR CANCELLATION OF CHARMED
COMMON STOCK ON MERGER

A.           As of the Effective Date, by virtue of the merger of the Constituent Companies:

(1)           Without any action on the part of the holder thereof, each share of common stock, $0.001 par value, of Charmed ("Charmed Common Stock") which is issued and outstanding immediately prior to the Effective Date shall thereupon be converted into and become 1 fully paid and nonassessable share of common stock, $0.001 par value, of Iveda ("Iveda Common Stock").  Notwithstanding any other provisions of this Agreement, any shares of Charmed Common Stock which are unissued by Charmed immediately prior to the Effective Date shall not be converted but shall be canceled.

(2)           The holders of certificates representing shares of Charmed Common Stock shall cease to have any rights as shareholders of Charmed and the sole and indivisible right of such holders shall be the right to receive (i) the number of whole shares of Iveda Common Stock into which their shares of Charmed Common Stock shall have been converted by the merger as provided above, and (ii) the corresponding right to receive the cash value of any fraction of a share of Iveda Common Stock as provided below.

(3)           No certificates or scrip representing fractional shares of Iveda Common Stock shall be issued upon the surrender or exchange of Charmed certificates, no dividend or other distribution of Iveda shall relate to any fractional Iveda shares, and such fractional Iveda share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Iveda.  In lieu of any fractional share of Iveda Common Stock which a stockholder of Charmed would otherwise be entitled to receive, the Exchange Agent hereafter prescribed shall, upon surrender of a Charmed Common Stock certificate, pay to the holder of Iveda Common Stock certificates issued in exchange therefor, an amount of cash (without interest) determined by multiplying (i) the price of Iveda Common Stock which shall be $1.00, times (ii) the fractional Iveda Common Stock share interest to which such shareholder would otherwise be entitled.

B.           By virtue of the merger of the Constituent Companies:

(1)           As soon as practicable after the Effective Date, Iveda shall make available for exchange and conversion in accordance with this Article V, by making available to the Exchange Agent (as hereafter prescribed) for the benefit of the shareholders of Charmed, such number of shares of Iveda Common Stock as shall be issuable in exchange for outstanding shares of Charmed Common Stock (net of the aggregate number of fractional shares of Iveda in lieu of which cash will be paid).  In addition, Iveda will make available to the Exchange Agent, from time to time upon request of the Exchange Agent, such cash as may be necessary to make the cash payments with respect to fractional shares of Iveda Common Stock as provided above.

(2)           As soon as practicable after the Effective Date, Iveda or its designee, acting as Exchange Agent to effect the exchange of certificates (the "Exchange Agent"), shall mail to each holder of record a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Charmed Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Iveda Common Stock, and the cash payment in lieu of fractional shares of Iveda Common Stock as set forth above.

(3)           After the Effective Date, there shall be no further registration of transfers on the books of the Surviving Corporation of the shares of Charmed Common Stock that were outstanding immediately prior to the Effective Date.  If, after the Effective Date, certificates representing such shares or interests are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Iveda Common Stock and for cash as provided in this Article V.

C.           The conversion ratio for converting the shares of Charmed Common Stock into shares of Iveda Common Stock shall be proportionately adjusted in the event of any stock split, stock dividend, recapitalization, exchange, readjustment or combination of shares or similar actions involving the Iveda Common Stock and Charmed Common Stock having a record date occurring between the date of execution of the Merger Plan and the Effective Date.

ARTICLE VI.

RIGHT TO AMEND ARTICLES OF INCORPORATION

The Surviving Corporation hereby reserves the right to amend, alter, change or repeal its Articles of Incorporation in the manner now or hereafter prescribed by statute or otherwise provided by law, and all rights and powers conferred in the Articles of Incorporation on shareholders, directors or officers of the Surviving Corporation, or any other person whomsoever are subject to this reserved power.
ARTICLE VII.

MISCELLANEOUS

These Articles of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument representing the Articles of Merger.

Dated:  October 15, 2009

IntelaSight, Inc., a Washington corporation

	By:	/s/ David Ly
David Ly, CEO

ATTEST:

/s/ Luz Berg
Luz Berg, Secretary

Dated: October 15, 2009

Charmed Homes Subsidiary, Inc., a Nevada corporation

	By:	/s/ Ian Quinn
Ian Quinn, President

ATTEST:

/s/ Kevin Liggins
Kevin Liggins, Secretary